Exhibit 99.1

Medbox Announces Court Notification of Settlement

In Class Action and Derivative Lawsuits

(LOS ANGELES, CA, December 7, 2015) – Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today announced that it has initiated the process of obtaining court approval of the previously announced settlement with class action and derivative plaintiffs and is providing additional details of the settlements.

Under terms of the class action settlement, which involved claims regarding the company’s financial results for the fiscal years ended December 31, 2012 and 2013, each of the interim quarters for those years and the first three quarters of fiscal 2014, along with other matters, Medbox will pay a total of $1.85 million, of which $150,000 will be paid by the company, with the remainder paid by the company’s insurers. In addition, 2.3 million shares of Medbox common stock will be contributed to the settlement, of which 2 million shares will be contributed by Medbox and 300,000 shares by a former officer of the company.

The class action settlement, which covers the period April 2, 2013 to December 29, 2014, provides for the release and dismissal of all asserted claims.

As part of the derivative settlement, Medbox will adopt certain governance procedures for a period of three years. As an additional component of the derivative settlement, the company’s carriers will provide a cash payment of $300,000, and Vincent Mehdizadeh and Bruce Bedrick, who were named as defendants in the actions, will contribute common stock to the settlement in the amount of 2,000,000 and 300,000 shares, respectively. The derivative settlement provides for mutual release of all claims and for a bar order preventing further prosecution of the claims covered by the settlement.

“With the beginning of the court approval process, we take important steps to resolve and put behind us these significant legal problems that current management inherited from its predecessors,” said Jeff Goh, Medbox President and interim Chief Executive Officer. “We look forward to applying 100% focus on growing and strengthening the company, which is what our shareholders want us to do.”

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, applying 100% focus on growing and strengthening the company, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

investor@pondel.com